Exhibit 10.1

Chicago Dallas Detroit Düsseldorf London Los Angeles
Milan Munich New York Paris San Francisco Shanghai Tokyo
December 16, 2008
Ms. Kimberly Till
President & Chief Executive Officer
Harris Interactive, Inc.
60 Corporate Woods
Rochester, NY 14623-1457

Re:	Agreement for Interim Management and Financial Advisory Consulting Services
Dear Kimberly:
This letter, together with the attached Schedule(s) and General Terms and Conditions, sets forth the agreement (“Agreement”) between AlixPartners, LLP, a Delaware limited liability partnership (“AlixPartners”), and Harris Interactive Inc. (“Harris” or the “Company”), for the engagement of AlixPartners to provide interim management, financial advisory and consulting services to the Company.
All defined terms shall have the meanings ascribed to them in this letter and in the attached Schedule(s) and General Terms and Conditions.
Generally, the engagement of AlixPartners shall be under the supervision of the Board of Directors of the Company and the direct supervision of its Chief Executive Officer.
Objectives and Tasks
•	AlixPartners will provide Ms. Deborah Rieger-Paganis, to serve as the Company’s Chief Financial Officer (“CFO”), reporting to the Company’s Chief Executive Officer and Board of Directors. Working collaboratively with the senior management team, the Board of Directors and other Company professionals, Ms. Rieger-Paganis will perform the ordinary course duties of CFO and mutually agreed tasks, including assisting the Company in evaluating and implementing strategic and tactical options through the restructuring process.
Staffing
Mr. David Garfield will be the managing director responsible for the overall engagement. He will be assisted by a staff of consultants at various levels, who have a wide range of skills and abilities related to this type of assignment. In addition, AlixPartners has relationships with, and may periodically use, independent contractors with specialized skills and abilities to assist in this engagement.

181 W. Madison Street	Suite 4700	Chicago, IL	60602	312.346.2500	312.346.2585 fax	www.alixpartners.com

Ms. Kimberly Till
December 16, 2008

In addition to Ms. Rieger-Paganis and Mr. Garfield, AlixPartners anticipates initially using one additional consultant essentially full time for this engagement. AlixPartners may utilize additional resources for peak workloads. We will periodically review the staffing levels to determine the proper mix for this assignment. We will only use the necessary staff required to complete the requested or planned tasks.
Timing, Fees and Retainer
AlixPartners will commence this engagement on or about December 17, 2008 after receipt of a copy of the Agreement executed by the Company accompanied by the Retainer, as set forth on Schedule 1.
The Company shall compensate AlixPartners for its services, and reimburse AlixPartners for expenses, as set forth on Schedule 1, including compensation for the full time services of Ms. Rieger-Paganis at the rate of $680 per hour plus her out-of-pocket expenses.
Miscellaneous
Notwithstanding anything to the contrary in the General Terms and Conditions, Ms. Rieger-Paganis, while serving as interim Chief Financial Officer of the Company, shall have all customary duties and legal responsibilities of a chief financial officer of a public company listed on Nasdaq. While acting as interim Chief Financial Officer, Ms. Rieger-Paganis will comply with Company policies applicable to its executive officers including its Code of Ethics, Related Party Transactions Policy, and Insider Trading Policy.
During the term of the engagement, AlixPartners will provide reasonable cooperation, access, and information to the Company to the extent reasonably necessary for the Company to fulfill its obligations as a public company listed on Nasdaq related to the engagement.
*     *     *

Ms. Kimberly Till
December 16, 2008

If these terms meet with your approval, please sign and return the enclosed copy of the Agreement and wire transfer the amount to establish the Retainer.
We look forward to working with you.

Sincerely yours,

AlixPartners, LLP

/s/ David Garfield

David Garfield
Managing Director

Acknowledged and Agreed to:

HARRIS INTERACTIVE INC.

By:	/s/ Kimberly Till

Title:	Chief Executive OPfficer

Dated:	December 17, 2008

AlixPartners, LLP
General Terms and Conditions
These General Terms and Conditions (“Terms”) are incorporated into the letter agreement (“Agreement”) between the Company and AlixPartners to which these Terms are attached. In case of conflict between the wording in the letter agreement and these General Terms and Conditions, the wording of the letter agreement shall prevail.
Section 1. Company Responsibilities
The Company will undertake responsibilities as set forth below:
1.	Provide reliable and accurate detailed information, materials, documentation and

2.	Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by AlixPartners in connection with this Agreement.
AlixPartners’ delivery of the services and the fees charged are dependent on (i) the Company’s timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company’s management. The Company shall be responsible for any delays, additional costs or other deficiencies caused by not completing its responsibilities.
Section 2. Retainer, Billing and Payments
Retainer and Billing. AlixPartners will submit semi-monthly invoices for services rendered and expenses incurred and will offset such invoices against the Retainer. Payment will be due upon receipt of the invoices to replenish the Retainer to the agreed-upon amount. Any unearned portion of the Retainer will be returned to the Company at the termination of the engagement.
Payments. All payments to be made by the Company to AlixPartners shall be payable upon receipt of invoice via wire transfer to AlixPartners’ bank account, as follows:

Receiving Bank:	Comerica Bank
ABA #072000096
Receiving Account:	AlixPartners, LLP
A/C #1851-765386
Section 3. Relationship of the Parties
The parties intend that an independent contractor relationship will be created by the Agreement. As an independent contractor, AlixPartners will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Of course, employees of AlixPartners will not be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers’ compensation, disability, unemployment insurance benefits or any other employee benefits. AlixPartners will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business.
The Company shall not solicit, recruit or hire any employees or agents of AlixPartners for a period of two years subsequent to the expiration or termination of the Agreement.
Section 4. Confidentiality
AlixPartners shall use keep confidential all non-public confidential or proprietary information obtained from the Company during the performance of its services hereunder (the “Information”), and neither AlixPartners nor its personnel will disclose any Information to any other person or entity. “Information” includes non-public confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.
The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, AlixPartners from disclosure pursuant to a valid subpoena or court order, but AlixPartners shall not encourage, suggest, invite or request, or assist in securing, any such subpoena or court order; and AlixPartners shall promptly give notice of any such subpoena or court order by fax transmission to the Company. AlixPartners may make reasonable disclosures of Information to third parties in connection with the performance of AlixPartners’ obligations and assignments hereunder; provided that such third parties have agreed to the same confidentiality obligations as bind AlixPartners hereunder. In addition, AlixPartners will have the right to disclose to prospective clients on an individual basis (e.g., not as part of any marketing materials or a general solicitation) only that it provided services to the Company, but shall not provide any other information about its involvement with the Company.
The Company acknowledges that all information (written or oral), including advice and Work Product (as defined in Section 5), generated by AlixPartners in connection with this engagement is intended solely for the benefit and use of the Company (limited to its management and its Board of Directors) in connection with the transactions to which it relates. The Company agrees that no such information shall be used for any other purpose or reproduced, disseminated, quoted or referred to with attribution to AlixPartners at any time in any manner or for any purpose without AlixPartners’ prior approval except as required by law.
Section 5. Intellectual Property
All methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that AlixPartners has created, acquired or developed prior to the date of this Agreement are, and shall remain, the sole and exclusive property of AlixPartners, and the Company shall not acquire any interest therein. AlixPartners shall be free to use all methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that AlixPartners may create or develop in connection with this engagement, subject to its duty of confidentiality to the extent that the same contain information or materials furnished to AlixPartners by the Company that constitute Information referred to in Section 4 above. Except as provided above, all information, reports, materials, software and other work product that AlixPartners creates or develops specifically for the Company as part of this engagement (collectively known as “Work Product”) shall be owned by the Company and shall constitute Information referred to in Section 4 above. AlixPartners may retain copies of the Work Product subject to its obligations under Section 4 above.
Section 6. Framework of the Engagement
The Company acknowledges that it is retaining AlixPartners solely to assist and advise the Company as described in the Agreement. This

AlixPartners, LLP
General Terms and Conditions
engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement.
Section 7. Indemnification and Other Matters
The Company shall indemnify, hold harmless and defend AlixPartners and its affiliates and its and their partners, directors, officers, owners, employees and agents (collectively, the “indemnitees”) from and against all claims, liabilities, losses, expenses and damages arising out of or in connection with the engagement of AlixPartners that is the subject of the Agreement to the extent permitted by Delaware Law. The Company shall pay damages and expenses as incurred, including reasonable legal fees and disbursements of counsel and the costs of AlixPartners’ professional time (AlixPartners’ professional time will be reimbursed at AlixPartners’ rates in effect when such future time is required), relating to or arising out of the engagement, including any legal proceeding in which an indemnitee may be required or agree to participate but in which it is not a party. The indemnitees may, but are not required to, engage a single firm of separate counsel of their choice in connection with any of the matters to which this indemnification agreement relates; provided that so long as the Company is honoring its indemnification obligations hereunder, any settlement of an indemnified matter shall require the consent of the Company, which shall not be unreasonably withheld.
In addition to the above indemnification, AlixPartners employees serving as directors or officers of the Company or affiliates will be entitled to the benefit of the most favorable indemnities and advancement of expenses provisions provided by the Company to its directors and officers, whether under the Company’s charter or by-laws, by contract or otherwise.
The Company shall use its best efforts to specifically include and cover, as a benefit for their protection, AlixPartners employees and agents serving as directors or officers of the Company or affiliates from time to time with direct coverage as named insureds under the Company’s policy for directors’ and officers’ (“D&O”) insurance. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include AlixPartners employees and agents under the Company’s policy or does not have first dollar coverage acceptable to AlixPartners in effect for at least $10 million (e.g., such policy is not reserved based on actions that have been or are expected to be filed against officers and directors alleging prior acts that may give rise to a claim), AlixPartners may, at its option, attempt to purchase a separate D&O policy that will cover AlixPartners employees and agents only. The cost of same shall be invoiced to the Company as an out -of -pocket cash expense. If AlixPartners is unable to purchase such D&O insurance, then AlixPartners reserves the right to terminate the Agreement.
AlixPartners is not responsible for any third-party products or services. The Company’s sole and exclusive rights and remedies with respect to any third party products or services are against the third-party vendor and not against AlixPartners, whether or not AlixPartners is instrumental in procuring the third-party product or service.
AlixPartners shall not be liable to the Company except for actual damages resulting from bad faith, self-dealing or intentional misconduct.
Section 8. Governing Law and Arbitration
The Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.
Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. If within 30 days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted in Southfield, Michigan under the AAA’s Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys’ fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
Section 9. Termination and Survival
The Agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination AlixPartners will be entitled to any fees and expenses due under the provisions of the Agreement. Such payment obligation shall inure to the benefit of any successor or assignee of AlixPartners.
Sections 2, 4, 5, 7, 8, 9 and 10 of these Terms, the provisions of Schedule 1 and the obligation to pay accrued fees and expenses shall survive the expiration or termination of the Agreement.
Section 10. General
Severability. If any portion of the Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.
Entire Agreement. These Terms, the letter agreement into which they are incorporated and the Schedule(s) to such letter agreement contain the entire understanding of the parties relating to the services to be rendered by AlixPartners may not be amended or modified in any respect except in a writing signed by the parties. AlixPartners is not responsible for performing any services not specifically described in the Agreement or in a subsequent writing signed by the parties.
Joint and Several. If more than one party signs this Agreement, the liability of each party shall be joint and several.
Limit of Liability. AlixPartners shall not be liable for incidental or consequential damages under any circumstances, even if it has been advised of the possibility of such damages. AlixPartners’ liability, whether in tort, contract, or otherwise, is limited to the amount of fees paid to AlixPartners for services on this engagement.
Notices. All notices required or permitted to be delivered under the Agreement shall be sent, if to AlixPartners, to:
AlixPartners, LLP
2000 Town Center, Suite 2400
Southfield, MI 48075
Attention: General Counsel

AlixPartners, LLP
General Terms and Conditions
and if to the Company, to the address set forth in the Agreement, to the attention of the Company’s General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the Agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.